UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
June 7, 2022

American Superconductor Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-19672	04-2959321
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

114 East Main Street Ayer, Massachusetts	01432
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (978) 842-3000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	AMSC	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory
Arrangements of Certain Officers.

(b)         On June 7, 2022, Vikram S. Budhraja informed the Board of Directors (the “Board”) of American Superconductor Corporation (the “Company”) of his resignation from the Board, effective at 12 p.m. eastern time on Friday, June 10, 2022 (the “Effective Time”).

(d)         On June 7, 2022, the Board elected two new directors, Laura A. Dambier and Margaret D. Klein, effective at the Effective Time. Ms. Dambier was also appointed to the Audit Committee of the Board (the “Audit Committee”), effective as of the Effective Time. Ms. Klein was also appointed to the Compensation Committee of the Board (the “Compensation Committee”), effective as of the Effective Time. Neither Ms. Dambier nor Ms. Klein has any relationships or transactions with the Company that are required to be disclosed pursuant to Item 404(a) of Regulation S-K, nor are there any arrangements or understandings with other persons pursuant to which either was selected as a director.

Ms. Dambier will be compensated for her service on the Board and the Audit Committee and Ms. Klein will be compensated for her service on the Board and the Compensation Committee in accordance with the Company’s existing compensation arrangements for non-employee directors. Each of Ms. Dambier and Ms. Klein received an automatic grant of a number of options to purchase shares of common stock under the Company’s Amended and Restated 2007 Director Stock Plan (the “2007 Director Plan”) on the date she commenced service on the Board equal to (a) $40,000 divided by (b) the Black-Scholes value of an option to purchase one share of common stock. Under the 2007 Director Plan, these options have an exercise price equal to the fair market value of the Company’s common stock on the date of grant and become exercisable in equal installments over a two-year period, subject to accelerated vesting upon a change in control.

In accordance with the Company’s existing compensation arrangements for non-employee directors, each of Ms. Dambier and Ms. Klein also will receive a cash retainer of $35,000 per year for her service on the Board, to be paid in the form of a quarterly retainer of $8,750. Ms. Dambier will be paid a cash retainer of $12,000 per year for her service on the Audit Committee and Ms. Klein will be paid a cash retainer of $9,000 per year for her service on the Compensation Committee. Pursuant to the 2007 Director Plan, each of Ms. Dambier and Ms. Klein also will receive an annual equity award consisting of fully-vested shares of common stock with an aggregate value equal to $50,000, subject to proration for any partial fiscal year of service. The Company has agreed to pay each of Ms. Dambier’s and Ms. Klein’s reasonable travel and accommodation expenses to attend meetings and other corporate functions related to their service on the Board, along with any taxes related to such payments.

(e)         Fiscal 2022 Executive Incentive Plan. On June 7, 2022, the Compensation Committee and the Board approved an executive incentive plan for the Company’s fiscal year ending March 31, 2023 (“fiscal 2022”). Participants in the plan include the Company’s chief executive officer and all other current executive officers. Pursuant to the plan, each participant is designated a target cash incentive amount, expressed as a percentage of the participant’s base salary. The Compensation Committee is responsible for determining the payout under the plan to each participant except the chief executive officer. The Board determines the payout under the plan for the chief executive officer, taking into account the recommendation of the Compensation Committee.

The amount of the incentive award actually paid to each participant may be less than or greater than the participant’s target cash incentive, with the amount capped at 200% of the target incentive. For each participant, individual incentive awards will be determined following the end of fiscal 2022 based on the following factors and their corresponding weightings:

•	the Company’s operating cash flow for fiscal 2022 as compared to the established target – 50%

•	the Company’s revenues for fiscal 2022 as compared to the established target – 25%

•	the Company’s operating expenses for fiscal 2022 as compared to the established target – 25%

The following table sets forth the target cash incentive for fiscal 2022 for each current executive officer:

Executive Officer	Title	Target Incentive as % of Base Salary	Target Incentive
Daniel P. McGahn	Chairman, President and Chief Executive Officer	100%	$525,000
John W. Kosiba, Jr.	Senior Vice President, Chief Financial Officer and Treasurer	55%	$200,750

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

10.1	Fiscal 2022 Executive Incentive Plan.
104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN SUPERCONDUCTOR CORPORATION

Date:	June 10, 2022	By:	/s/ John W. Kosiba, Jr.
John W. Kosiba, Jr.
Senior Vice President and Chief Financial Officer